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                                                                    Exhibit 99.1

(ALLIED HEALTHCARE PRODUCTS INC. LOGO)

CONTACT: DANIEL C. DUNN
         CHIEF FINANCIAL OFFICER
         314/771-2400

                      JOSEPH ROOT JOINS BOARD OF DIRECTORS
                      OF ALLIED HEALTHCARE PRODUCTS, INC.;
                      CURRENT DIRECTOR JAMES HICKEY TO STEP
                         DOWN AT END OF HIS CURRENT TERM

     October [27], 2006 - St. Louis, Missouri - Allied Healthcare Products, Inc. announced today that Joseph E. Root has been elected to the Company's Board of Directors, increasing the size of the Board to six members.

     Mr. Root, 61, is an attorney and has been of counsel to the Haynes Beffel & Wolfeld LLP firm in Half Moon Bay, California, since September 2005. Mr. Root practices in the field of intellectual property, technology and patent law. From 2002 until joining Haynes Beffel & Wolfeld, he assisted in establishing the intellectual property department of SAP based in Palo Alto, California, and as Senior IP Counsel to SAP AG. SAP AG, an NYSE listed company, is a German headquartered, worldwide leader in enterprise management software.

     During the 2000 to 2002 period, Mr. Root served as general counsel and corporate secretary to two affiliate public companies: Fidelity National Information Systems and Micro General Corp. From 1995 until 2000 he was General Counsel of Marquip, Inc. in Phillips, Wisconsin. Prior to those positions he served as an attorney specializing in intellectual property litigation and technology matters with Johnson Controls, Inc., RJR-Nabisco, Inc. and in private practice with New York offices of the Bryan Cave and Kenyon & Kenyon firms.

     Mr. Root received his undergraduate degree and training as an engineer at the United States Military Academy at West Point and served in the Army prior to attending law school. He received his Juris Doctor degree from Wake Forest University in 1981.

     In a related development, Allied also announced that it has been informed by James B. Hickey, Jr. that he will withdraw his name from renomination to the Board at

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the forthcoming Annual Meeting of Shareholders and conclude his service at the end of the present term. In advising the Company of his intent to retire, he stated that the increasing demands of his principal occupation made it increasingly difficult to continue to devote sufficient time and energy to Allied's operations.

     In announcing these changes to the Board, John Weil, Chairman, expressed appreciation to Mr. Hickey for his service as a Company director since 1998 and for deferring his retirement until a successor was in place. "It is particularly difficult for smaller companies, such as Allied, to locate and secure the services of independent directors who have the ability and potential to make meaningful contributions. We have benefited from Jim's counsel over the past 8 years. While Joe Root's focus may come from a different perspective and background, I am confident that our deliberations will be the better for his insights."

     As a result of the foregoing, the size of Allied's Board of Directors will return to five members as of the Annual Shareholders Meeting which will be held on Thursday morning, November 16, 2006. Proxies for the election of directors and other business to be conducted at the Annual Meeting are currently being solicited by the Company's Board and management. As a result of these developments, proxies received which authorize a vote for Mr. Hickey will instead be voted for Mr. Root. Any shareholder who wishes to change or revoke a proxy already submitted should follow the procedures set forth in the Company's Proxy Statement dated October 13, 2006.